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                                                                Exhibit 9.2


                              IRREVOCABLE PROXY


1. The undersigned shareholder ("Shareholder"), holder of the number of shares of common stock of Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company") indicated opposite his signature, hereby irrevocably appoints and constitutes WAYNE R. HELLMAN ("Proxy Holder") as his attorney and proxy to exercise all shareholder rights of the Shareholder in respect of the Shares, including, but not limited to, the right to exercise the voting rights of such Shares on each matter submitted to the Company's shareholders for their vote, consent, waiver, release, or other action and the right to take part in any corporate or shareholders' action of the Company, whether ordinary or extraordinary, by proxy or otherwise. The right of the Proxy Holder to exercise the voting rights of the Shares in accordance with the terms hereof includes, but is not limited to, the exercise of voting rights relating to fixing the number and election of directors of the Company, the changing of the Company's capital structure, the amendment of the Company's Articles of Incorporation or Code of Regulations, the reclassification of the Shares, the purchase of assets by the Company, and the merger, consolidation, liquidation or dissolution of the Company. The Shareholder shall not have any right to exercise the voting rights of such Shares or to take part in any corporate or shareholders' action or to do or perform any act or thing that shareholders of the Company are now or may hereafter become entitled to do or to perform, for so long as the Shares owned by such Shareholder are subject to this Irrevocable Proxy pursuant to Section 3 hereof, except to receive cash dividends and distributions when declared and paid and to review the books and records of the Company during normal business hours. Notwithstanding anything to the contrary, the Proxy Holder shall not have the right to sell or otherwise transfer the Shares of the Shareholder. The power and duties of the Proxy Holder shall be identical to the power and duties of the Proxy Holder in his capacity as Voting Trustee under a certain Voting Trust Agreement dated October 10, 1995 as amended by Amendment No. 1 to Voting Trust Agreement, dated December 20, 1995 ("Voting Trust Agreement") as set forth in Sections 5 and 6 of the Voting Trust Agreement, which are hereby incorporated by reference.

2. In exercising the voting rights of the Shares, or in doing any act with respect to the control or management of the Company or its affairs, or otherwise acting hereunder, the Proxy Holder shall be free to exercise his full discretion. Notwithstanding anything to the contrary, the Proxy Holder shall not have the right to sell or otherwise transfer the Shares of the Shareholder.

3. In compliance with Ohio Revised Code, Section 1701.48 this Irrevocable Proxy is made irrevocable and executed in consideration of the release of the Shares from the Voting Trust Agreement to permit Shareholder to obtain a margin loan from Prudential Securities Incorporated ("Margin Loan") provided, however, upon repayment of the Margin Loan, the Shares shall again become subject to the Voting Trust Agreement. This proxy is made irrevocable so as to secure the Proxy Holder's right as Voting Trustee under the Voting Trust Agreement to vote the Shares upon the release of the Shares from the Voting Trust Agreement and to secure Shareholder's agreement that the Shares shall again become subject to the Voting Trust Agreement upon repayment of the Margin Loan.

4. Any additional shares issued to the Shareholder shall be subject to this Irrevocable Proxy only to the extent such additional shares would be subject to the Voting Trust Agreement.

5. This Proxy for all or a portion of the Shares shall terminate upon the earlier to occur of (a) Prudential Securities Incorporated has exercised its rights upon an event of default under the Margin Loan,
        (b) the repayment of the Margin Loan, and the Shares becoming subject to the Voting Trust Agreement or (c) the termination of the Voting Trust Agreement pursuant to Section 7 of the Voting Trust Agreement.


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6.      In the event of a dispute or controversy arising out of or relating to this Irrevocable Proxy, or performance hereof, Proxy Holder shall be entitled to vote the shares pursuant to this Irrevocable Proxy during the pendency of such dispute.

This Irrevocable Proxy may be executed in one or more counterparts, each of which shall constitute an original document, but all of which together shall be one and same Irrevocable Proxy.

SHAREHOLDER:

No. of Shares Subject to
this Irrevocable Proxy: ______


______________________________

______________________________


Dated: _______ __, 1996



ACCEPTED AND AGREED TO:
PROXY HOLDER

______________________________
Wayne R. Hellman

Dated: _______ __, 1996